CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 19th day of November 2007, by and between BMB Munai, Inc., a company organized under the laws of Nevada (“Company”), and Caspian Energy Consulting Ltd, an international business company organized under the laws of British Virgin Islands, (“Consultant”).

The Company and the Consultant are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS:

(A)	Company holds an exploration contract from the Republic of Kazakhstan to conduct oil and gas exploration in the Mangastau, Oblast.

(B)

The Consultant is a business organization with expertise in the oil and gas industry and in providing consulting services to petroleum & energy companies engaged in negotiating and contracting with governmental agencies in Kazakhstan.

(C)

The Consultant desires to identify one or more prospective oil and gas properties (the “Projects”) for acquisition by the Company and to negotiate on behalf of the Company new exploration contracts or extensions to the Company’s existing exploration contract with the Republic of Kazakhstan under the terms of this Agreement.

(D)	The Company desires to expand it exploration territory and desires to retain the services from the Consultant on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

1.	THE CONSULTANT’S OBLIGATIONS

1.1	During the term of this Agreement, the Consultant shall use its reasonable efforts in providing the following services (collectively, the “Services”) to the Company:

(a)	familiarize its staff and outside experts on the facilities and assets of the Company, as required to commence investigation of potential complimentary Projects for consideration by the Company;

(b)	assist in identifying and obtaining business opportunities for the Company and its Affiliates in the Projects;

(c)	advise in business and negotiation strategy in obtaining and negotiating agreements with governmental agencies or with other entities or corporations in connection with Projects for Company;

(d)

develop and organize all documentation and supporting materials, as may be required by various governmental agencies, in order to negotiate contracts or extensions to the current contract of the Company with agencies of the Republic of Kazakhstan consistent with the objectives and terms to be provided by or acceptable to the Company;

(e)

assist in negotiating extension of the term of the exploration contract for the field/structure identified in the Company’s extended territory designated Kariman beyond July 2009 on terms acceptable to the Company; and

(f)	such other Services as requested by the Company and that Consultant is reasonably able to provide in order to assist in and further the Projects.

1.1.1

The Consultant shall perform the Services, at all times, with due diligence and in compliance with all applicable laws and regulations in Countries of Interest. Consultant shall be responsible to obtain any necessary licenses or permits required by the Republic of Kazakhstan to perform the services rendered under this Agreement. Consultant shall be responsible to pay for all services required by third-parties contracting with the consultant, except as may be otherwise agreed between the Company and Consultant in writing prior to engagement of such third-party.

1.1.2

The Consultant’s advice to the Company in respect of the Services shall be given orally or in writing. Consultant shall report to Mr. Gamal Kulumbetov, or to such other individual as the Company may hereafter specify by written notice to Consultant. When requested, and not more than once each calendar quarter, Consultant shall provide Company with a written activities and status report, in which Consultant describes the Services it has performed since the last report.

1.1.3

It is agreed that the services of the Consultant shall be rendered on a non-exclusive basis, and that the Company shall have the right to identify projects and negotiate agreements for the exploration of properties or to acquire projects from any other sources. If the Company acting independent of the Consultant negotiates for the acquisition of a project and the Company has not been introduced to the project through the efforts of the Consultant, such project acquisition will not be covered by this Agreement and Consultant shall not be entitled to compensation with respect to such Project, unless the Parties otherwise agree in writing. The Consultant may request and obtain from the Company written confirmation that a particular Project will be subject to this Agreement at any time after the prospective project has been identified by the Consultant. Such confirmation by the Company will be conclusive evidence that the Consultant will be entitled to Compensation under this Agreement.

2.	COMPENSATION

2.1	In consideration of the provision of the Services by the Consultant to the Company, the Company shall pay to the Consultant (“Compensation”), as follows:

(a) Cash Payment. Cash compensation shall be payable by the Company to Consultant in cash as follows:

(i) the amount of one million dollars ($1,000,000 USD) shall be paid upon the execution of this Agreement; and

(ii) the amount of four million dollars ($4,000,000 USD) shall be paid upon the execution and delivery of an exploration contract or extension to the existing exploration contract of the Company, on terms acceptable to the Company.

(b) Bonus Shares. In the event that the Consultant is successful negotiating an extension of the Company’s existing exploration contract and such extension covers the Kariman field of the extended territory and any new Project and the Company remains, under the terms of such extension, exempt from payment of Rent Export Tax during the term of such extension beyond July 2009, the Company will issue 500,000 common shares for each additional year of exploration status extension granted beyond July 2009. The shares shall not be deemed to be fully earned until the date of issuance to the Company by the Republic of Kazakhstan of a commercial production stage contract covering the Project or in case of a change of control of the Company whichever shall first occur.

(c) Success Fees. Upon completion by the Company of 3D seismic studies and upon completion of the a reserve/resource report of a Project prepared by a petroleum engineering firm selected by the Company, Consultant shall be paid in restricted common shares or cash, as determined in the sole discretion of the Company a success fee based on the following formula:

i.	For resource values:

One (1) barrel of resources (risked) shall be valued at $.50 USD;

ii.	For reserves:

(A) One (1) barrel of proved reserves, (using the U.S. Securities and Exchange Commission (SEC) definitions and standards) shall be valued at $2.00 USD; and

(B) One (1) barrel of probable reserves, (using SEC definitions and standards) shall be valued at $1.00 USD.

In no event shall the total maximum success fee exceed $25,000,000 USD. If the Company elects to pay the success fee in shares of common stock of the Company, then the total number of shares to be issued to the Consultant shall be determined by dividing the total success fee by the average closing price of the

Company’s trading shares for the five trading days prior to the issuance of the reserve/resource report. The Parties acknowledge and agree that the shares will not be registered with the SEC and will be deemed restricted shares. If there is no trading market for the shares then the success fee will be paid in cash.

2.2

It is agreed that other than the initial cash payment of $1,000,000 USD, all compensation to Consultant by Company will be on a successful efforts basis, viz., compensation will be paid only for Projects which in Company’s sole discretion it elects to undertake and for which Consultant has performed Services that contributed materially to Company obtaining the Project. For the purposes of this Agreement, an exploration agreement must be effective by its terms and enforceable by the Company or any of its Affiliates that are parties to the exploration Agreement.

2.3

In addition to Compensation negotiated by the Parties under 2.1, the Company and the Consultant may agree to the reimbursement to the Consultant in accordance with Company’s policies, of extraordinary expenses or costs incurred by the Consultant in providing the Services, provided that Company agrees in advance to Consultant performing such Services and Consultant provides receipts and other evidence of such expenditures to be reimbursed.

2.4

Each cash payment of Compensation shall be paid to the Consultant and only in the name of Consultant by direct wire transfer in USD to the Consultant’s bank account which the Consultant shall notify to the Company from time to time.

3.	ASSIGNMENT

3.1	The Consultant shall not assign, in whole or in part, any of its rights or obligations under this Agreement.

3.2

The Company may, at any time upon prior written notice to Consultant, assign its rights or obligations under this Agreement to an Affiliate (as defined below); provided that, prior to such assignment, the Affiliate enters into an agreement with the Parties whereby the Affiliate assumes the rights or obligations being assigned; and provided, further, that the Company shall, unless otherwise agreed in writing by the Parties, remain jointly and severally liable with such assigned Affiliate for any payments required to be made to Consultant under this Agreement.

3.3	For the purposes of this Agreement:

(a) a company or entity shall be deemed to be an “Affiliate” of another company or entity if (i) that other company or entity directly or indirectly controls or is controlled by the first mentioned company or entity or (ii) the first mentioned company or entity and that other company or entity are directly or indirectly controlled by the same company or entity;

(b) “control” shall mean (i) ownership or control (whether directly or otherwise) of thirty per cent (30%) or more of the equity share capital, voting capital or voting rights, (ii) power to control the composition of, or power to appoint thirty per cent (30%) or more of the members of, the Board of Directors, Board of Management, or other equivalent to a analogous body, or (iii) entitlement to receive thirty per cent (30%) or more of any (but not necessarily every) income or capital distribution made by such company or entitle (either on liquidation, winding-up, or dissolution of such company or entity, or otherwise).

4.	TERM: TERMINATION

4.1	This Agreement shall commence on the date hereof, and shall continue thereafter until terminated upon 90 days notice by either party to the other.

4.2	Unless earlier terminated pursuant to the terms of this Agreement, the terms of this Agreement may be extended by mutual written agreement of the Parties.

5.	INDEPENDENT CONTRACTOR; RELATIONSHIP OF THE PARTIES.

5.1

In the performance of Services hereunder, Consultant shall conduct itself always as an independent contractor, and none of the Consultant’s officers, directors, employees, representatives or agents shall be considered an employee, agent or servant of the Company. The Consultant’s performance of the Services hereunder will be at its own risk and none of its officers, directors, employees, representatives or agents shall be entitled to worker’s compensation or other similar benefits of employment or insurance protection provided by the Company for its employees. The Company is interested only in the results of Consultant’s performance of the Services.

5.2

With respect to this Agreement, no officer, director, employee, representative or agent of the Consultant, nor their respective spouses, heirs, executors, administrators or assigns shall claim nor seek to obtain from the Company any benefits or sums with respect to the illness, disability or death of such officer, director, employee, representative or agent of the Consultant, whether arising or occurring during or after the termination or expiration of this Agreement. The Consultant agrees to indemnify and save Company harmless from any and all such claims.

5.3

Neither Party shall have the authority to bind the other Party, or to sign any instrument or document on its behalf. Likewise, neither Party is empowered to make commitments for or on behalf of the other Party.

5.4	The Consultant and the Company will act in good faith towards one another in the conduct of this Agreement.

5.5

Consultant represents and warrants that neither it nor any of its directors or officers nor, with its actual knowledge or express or implied consent, any of its employees, agents or representatives or any person acting on its behalf, will, except as permitted under the Corruption of Foreign Public Officials Act of Canada (the “Act”), and the Foreign Corrupt Practices Act of the United States of America (“FCPA”), in order to obtain or retain an advantage in the course of business, directly or indirectly give, offer to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official (a) as consideration for an act or omission by the official in connection with the performance of the official’s duties or functions or (b)to induce the official to use his or her position to influence any acts or decisions of the foreign state or public international organization for which the official performs duties or functions. Consultant agrees to cooperate with Company to provide information reasonably requested by Company about Consultant, including but not limited to, (i) Consultant’s business history and (ii) the shareholders, directors and officers of Consultant. It shall be a condition precedent to the obligations of Company under this Agreement that Consultant cooperates as above provided.

6.	CONFLICT OF INTEREST

The Consultant represents and warrants to the Company that its execution of, and the performance of its obligations under this Agreement does not create or result in any conflict of interest as to any relationship (contractual, fiduciary or otherwise) which the Consultant may have with any third party relating to Projects in Countries of Interest. However, the Consultant may provide similar services to third-parties that do not prejudice the carrying out of the Services to the Company. The Consultant shall notify the Company of any possible conflict of interest, and shall not create nor permit to exist any such conflict of interest during the term of this Agreement.

7.	CONFIDENTIALITY

7.1

Consultant shall keep strictly confidential and shall not disclose any information concerning this Agreement or the confidential business, operations, or affairs of the Company, regardless of how or when Consultant acquires such information, except:

(a)	to an Affiliate of the Consultant;

(b) upon written agreement of the Company to the disclosure of such information;

(c) to any governmental authority or entity of competent jurisdiction or any stock exchange when required by law or regulations including, without limitation, any regulation or rule of any regulatory entity, securities commission, on which the securities of Consultant or an Affiliate of a Party are or are to be listed;

(d) as may be required in connection with an arbitration proceeding under this Agreement;

(e)	to legal counsel or independent accountants representing a Party; or

(f)	pursuant to Section 7.3

7.2

Prior to making an authorized disclosure pursuant to Sections 7.1 (a), (b), (d) or (e), the Consultant shall obtain a commitment from the entity to which such confidential information is intended to be disclosed, to the effect that such entity shall treat such information as confidential. Consultant shall be liable for disclosures contrary to the terms of this Agreement by an Affiliate to which Consultant has disclosed information that is covered by the confidentiality obligation hereunder. However, if Consultant, or its Affiliate, is required to disclose such information to a governmental authority of competent jurisdiction, then Consultant may make such disclosure without having obtained a written confidentiality commitment from such governmental authority.

7.3	Consultant shall not make any public announcement relating to the Services or the existence of this Agreement without the prior approval of the Company.

7.4	The confidentiality obligations set forth in this Section 7 shall be continuing and shall survive the termination or expiration of this Agreement, for any reason for a period of two (2) years.

8.	LIABILITY

8.1

Neither party shall be liable to the other party for any claims for incidental, indirect or consequential damages arising out of or in connection with the performance or non-performance of this Agreement, including but not limited to claims for lost profit or business opportunities.

9.	FORCE MAJEURE

If either the Consultant or the Company is rendered unable to perform an obligation required of it hereunder, in whole or in part, due to force majeure, then upon notice to the other, such Party’s performance of such obligation shall be suspended for the period that it is unable to perform the obligation. For purposes of this Agreement, “force majeure” shall mean any act or event beyond the reasonable control of the party affects, including, not limited to, a strike, labor dispute, lockout, fire, flood, tornado, hurricane, earthquake, explosion, act of God or the public enemy, war (declared or undeclared), blockage, governmental regulation, governmental treaty, order or decree, insurrections, riots, terrorism, and other civil disturbances, or epidemics. The performance affected by the force majeure shall be resumed after the event or cause of force majeure ends.

10.	APPLICABLE LAW AND DISPUTE RESOLUTIONS

10.1

A party shall not be required to perform any obligation under this Agreement if the performance of that obligation is prohibited by the laws of any governmental authority having competent jurisdiction applicable to performance of the obligation of that Party.

10.2

This Agreement shall be governed by and interpreted and construed in accordance with laws of England. Without prejudice to the right of either of the parties to enforce this Agreement in any court having competent jurisdiction over one or more of the Parties or their assets, the Company and the Consultant each hereby submits itself to the jurisdiction and venue of the Courts of England solely for any purpose related to the enforcement of this Agreement.

10.3

Any dispute or claim arising out of and in relation to this Agreement shall be submitted to arbitration in accordance with the Arbitration Act of 1996. The tribunal shall consist of one arbitrator. The language of the arbitration shall be English and the venue of the arbitration shall be in London. The parties hereto acknowledge that service of any notices in the course of such arbitration at their addresses as given in this Agreement shall be sufficient and valid.

10.4	Judgment on the award of the arbitrators may be entered in any court having competent jurisdiction or having jurisdiction over one or more of the Parties or their assets.

11.	NOTICES

All notices or requests provided for or permitted to be given pursuant to this Agreement must be in writing, or confirmed in writing as provided herein, and may be delivered by telecopier, telex, mail or hand. Any notice hereunder shall be effected upon receipt by the Party to whom such notice is addressed, and shall be addressed as follows:

COMPANY:
BMB Munai, Inc.
c/o BMB Munai (USA) Inc.
324 South 400 West, Suite 225
Salt Lake City, UT 84101-1120
Attention: Mr. Adam Cook, Corporate Secretary
Telephone: 801-355-2227
Facsimile: 801-355-2990
E-mail: a_cook@bmbmunai.com

CONSULTANT:
Attention:	Catherine A. Laing
P.O. Box 664
606 Second Avenue West
Owen Sound, ON N4K 4M3
Telephone: (519) 371-6301
Facsimile: (519) 371-6301
E-mail: cathlaing@sympatico.ca

Each Party shall have the right from time to time during the term of this Agreement to change its address, telephone, facsimile numbers, and/or the person to whom communications are to be delivered by notifying the other Party in writing.

12.	MISCELLANEOUS

12.1

This Agreement constitutes the entire agreement between the Parties relating the subject matter hereof and supersedes all prior discussions, correspondence, negotiations and agreements, both written and oral, regarding its subject matter.

12.2

This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly signed by both the Company and Consultant or, in the case of a waiver, by the Party waiving compliance.

12.3

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other person or persons (including, but not limited to any assistant) any rights, benefits or remedies of any nature whatsoever under or by any reason of the Agreement.

12.4

The obligations and liabilities of the parties are intended to be several and not joint and nothing contained herein shall be construed to create an association, trust, partnership or joint venture between the parties, and each party shall be liable individually and severally for its own obligations under this Agreement.

12.5

The headings user herein are for convenience only and are not intended to be interpretative, definitive, or supplemental to the respective paragraphs, provisions, or articles. Terms used herein in the singular include the plural and vice versa, and the use of any gender includes any or all other genders, as the context requires.

12.6

The waiver by one party or the failure of the other party to perform and of its obligations under this Agreement shall not be deemed to be a waiver of any subsequent non-performance of that obligation, or the waiver of any other obligation of the other party. The failure by either party to enforce at any time or for any period any of the terms of this Agreement shall not be deemed to constitute a waiver.

12.7	If any Section of this Agreement is found to be void, voidable, illegal, or otherwise unenforceable, it shall not affect legality or validity of the other provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement is signed in duplicate originals by the Company and the Consultant as of the day and year first above written.

BMB MUNAI, INC.	CASPIAN ENERGY CONSULTING LTD

By: /s/ Gamal Kulumbetov	By: /s/ Catherine A. Laing
____________________________	_____________________________
Gamal Kulumbetov	Catherine A. Laing